Exhibit 4(a).5

Addendum - Final

ROSS SYSTEMS INC

as Purchaser

ADVANTAGE GROWTH FUND

JOHN CAINES

SIOBHAN SUTCLIFFE

MARK SUTCLIFFE

ROB ARCHER

ROBIN WIGHT

STEVE MASSEY

ALISTAIR NORMAN

RICHARD TESTER

ROY THOMAS

JOHN CLEMENT

RICHARD CRAIG

PHIL HIGNETT

COLIN DOWNES

DAN SAUNDERS

ROBIN WEST

JAMES WOOD

JAMES CUTTER

ANDY NEILSON

SARAH WESTON

DI JUDD

as Sellers

ADDENDUM TO STOCK PURCHASE AGREEMENT

Addendum - Final

ADDENDUM TO STOCK PURCHASE AGREEMENT

This ADDENDUM TO THE STOCK PURCHASE AGREEMENT dated as of September     , 2008, amends the Stock Purchase Agreement dated October 6, 2006 and is made by and among ROSS SYSTEMS INC, a company organized and existing under the laws of Delaware (the “Purchaser”); and the ADVANTAGE GROWTH FUND LP registered in England and Wales as a limited partnership with registered number LP8457 whose principal place of business is at Cavendish House 39-41 Waterloo Street Birmingham B2 5PP (“AGF”), acting by its general partner, Advantage Growth Fund (General Partner) Limited, MR. JOHN CAINES having an address of 1 Charlton Park Gate, Cheltenham, GL53 7DJ, UK, MR. MARK SUTCLIFFE having an address of 2550 Flamingo Drive Miami Beach Florida 33140 USA , MRS. SIOBHAN SUTCLIFFE having an address of 2550 Flamingo Drive Miami Beach Florida 33140 USA MR. ROBERT ARCHER having an address of 446 Quinton Road West, Quinton, Birmingham, B32 1QG, UK, MR. ROBIN WIGHT having an address of Owlsclough Famr Cotton Dell Oakamoor ST10 3DL UK , MR. STEVEN MASSEY having an address of 25 Tower Road, Worcester, WR3 7AF, UK, MR. ALISTAIR NORMAN having an address of9, Kings Hall, The Academy, Wake Green Road, Moseley, Birmingham, B13 9HW, UK, MR. RICHARD TESTER having an address of 1500 Bay Road, Apartment 230, South Beach, Miami, Florida, 33139, USA, MR. ROY THOMAS having an address of 19 Coach House Mews, Coventry Road, Warwick, Warwickshire, CV34 4LD, MR. JOHN CLEMENT 6 Yarn Lane, Dickens Heath, Solihull B90 1TU, UK, MR. RICHARD CRAIG having an address of 13 Catesby Croft, Loughton, Milton Keynes, MK5 8FH, UK, MR. PHIL HIGNETT having as address of Apartment 116, 1500 Bay Road, Miami, Florida, 33139 USA, MR. COLIN DOWNES having an address of 95 The Glassworks, 3 Canal Square, Birmingham B16 8FL, UK, MR. DAN SAUNDERS having an address of 8 Hyde Lane, Kinver, Stourbridge, DY7 6AF, UK, MR. ROBIN WEST having an address of Apartment 1525, 1508 Bay Road, Miami, Florida, 33131, USA, MR. JAMES WOOD having an address of 29 Westgate Apartments, 10 Arthur Place, Birmingham, B1 3DA, UK, MR. JAMES CUTTER having an address of 38 Lovelace Avenue, Solihull, West Midlands, B90 3JP, UK, MR. ANDY NEILSON having an address of 5 Popular Avenue, Tividale, West Midlands, B69 1RG, MS. SARAH WESTON having an address of 52 Thornfiled Road, Acocks Green, Birmingham, B27 7EB, UK and MS. DI JUDD having an address of 162 Farnborough Road, Castle Vale, Birmingham, B35 7NE, UK collectively, the “Sellers”), all of whom may be collectively referred to herein as the “Parties” or individually as a “Party”.

WITNESSETH

WHEREAS on or about October 6, 2006, the Parties executed a Stock Purchase Agreement whereby the Purchaser acquired 100% of the Shares of MVI Holdings Limited (company number 4376578) from the Sellers (the “Stock Purchase Agreement”).

WHEREAS the Parties to the Stock Purchase Agreement have agreed to make the following amendments to the Stock Purchase Agreement so that the calculation of the Third Instalment is amended and the earn-out period is extended until the calendar year end 2010 by the addition of a Fourth Instalment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

Section 1. Definitions and Principles of Construction

Capitalized terms in this Addendum shall have the same meaning as given in the Stock Purchase Agreement unless a term is specifically defined herein in which case such term shall have the meaning as defined herein. The Principles of Construction as provided for in the Stock Purchase Agreement shall apply to this Addendum.

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“Addendum” shall mean this Addendum to the Stock Purchase Agreement.

“Adjusted Operating Profit” means the Operating Profit of the Relevant Business calculated in accordance with US GAAP and as adjusted by application of the agreed adjustments and principles as set out in Schedule 1 provided always that all customer returns and credits issued by the Relevant Businesses shall be deducted from the calculation of Adjusted Operating Profit in the same Installment Period as the corresponding earnings.

“CDC Factory Products” means .any software products or services sold by the Relevant Business or branded as CDC Factory products.

“Claim” means any allegation, debt, cause of action, liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent whether at law, in equity, under statute or otherwise including without limitation any claim for legal costs or expenses.

“Company” means MVI Holdings Limited, a company organized and existing under the laws of the United Kingdom and having a company number of 4376578 and its Subsidiaries.

“Fourth Instalment” shall mean the amount to be paid at the Fourth Instalment Payment Date.

“Fourth Instalment Payment Date” shall have the meaning given to such term in Section 2.02(e).

“Fourth Instalment Period” shall mean the period starting the day following the end of the Third Installment Period and ending on the calendar year end 2010.

“Indemnified Period” shall mean the period between Closing and continuing until the Fourth Installment Payment Date.

“Management Accounts” means the accounts prepared in accordance with Section 2.02(c).

“MVI President” means Mark Sutcliffe and/or any individual appointed to this position.

“Relevant Business” means any and/or all of the business units comprised within the CDC Factory unit now or at any time before the end of the Fourth Instalment Period including (without limitation) the Company, MVI Technology Inc, a Florida registered company having a registration number PO4000159896, MVI Technology Limited, a United Kingdom registered company having a registration number # 02700276 and MVI Software Limited, a United Kingdom registered company having a registration number #4376567 (being the subsidiaries of the Company at Closing) and, for the avoidance of doubt, revenue of the Relevant Business will be deemed to include sales of CDC Factory Products by other CDC entities and/or third parties on behalf of CDC entities (including Value Added Resellers) provided always that they fall within, and are dealt with pursuant to, the parameters set forth in Part 2 of Schedule 1.

“Stock Purchase Agreement” shall mean the Stock Purchase Agreement dated October 6, 2006, by and between the Purchaser and the Sellers, the exhibits and schedules thereto and the certificates delivered in accordance therewith.

Third Instalment Period shall mean the period starting on 7th October 2008 and ending on 31st December 2009.

Addendum - Final

Third Instalment Payment shall mean the amount to be paid on the Third Instalment Date.

Third Instalment Payment Date shall have the meaning given to such term in Section 2.02 (e)

“US GAAP” shall mean the generally accepted accounting principles of the United States.

Section 2. Amendment to Stock Purchase Agreement - Third & Fourth Installment

2.01 Amendment & Release. (a) For the avoidance of doubt, this Addendum only relates to, and amends, the Third Instalment under the Stock Purchase Agreement and adds a Fourth Instalment. This Addendum does not in any way effect or amend any other aspect of the Stock Purchase Agreement. All provisions not expressly amended in this Addendum shall remain binding and enforceable as set forth in the Stock Purchase Agreement.

(b) The Sellers hereby acknowledge and agree that each of the Tranche 1 Consideration, the NAV Adjustment, the True-Up Amount and the First Instalment (“Previous Payments”) have been paid to each Seller in the correct amount and none of the Sellers will contest the quantum or receipt of such Previous Payments. The parties acknowledge that the Second Instalment Payment is to be calculated and paid in accordance with the Share Purchase Agreement. Each Seller hereby releases the Purchaser and its Affiliates from all Claims relating to the Previous Payments. This release covers all Claims, however described and however arising, whether or not the facts or law giving rise to any such Claim are presently within the knowledge or contemplation of any party or have been discussed between them.

(c) The Sellers acknowledge that this Addendum replaces, in its entirety, the Purchaser’s obligations with respect to the Third Instalment.

2.02 Third Installment and Fourth Installment.

(a) Extension of Earn-Out Period. The earn-out period under the Stock Purchase Agreement shall be extended to include the Fourth Installment Period.

(b) Third Installment. Subject to terms and conditions hereof, the Parties agree that:

(i) the calculation of the Third Installment shall be amended so that the Sellers receive an amount equal to fifty percent (50%) of the Adjusted Operating Profit for the Third Installment Period; and

(ii) the amount of the Fourth Installment shall be calculated so that the Sellers receive an amount equal to fifty percent (50%) of the Adjusted Operating Profit for the Fourth Installment Period.

(c) Calculation of Third Installment and Fourth Installment. Without prejudice to Section 2.02 (d) within forty five (45) days of the end of each of the Third Installment Period and the Fourth Installment Period, the Purchaser shall prepare management accounts of the Relevant Business for the relevant Installment Period in accordance with US GAAP and forward them to the Sellers Representative for approval. Such Sellers Representative shall have fifteen (15) days of receipt of the management accounts (“Installment Approval Period”) to approve the relevant management accounts. In the event that the Sellers Representative either approves the relevant management accounts or no response is received from the Sellers Representative within the Installment Approval Period, the relevant management accounts shall be deemed to be approved by the Sellers. In the event that the Sellers Representative provides written objection to the Purchaser within the Installment Approval Period setting out in detail the reasons why they do not approve the

Addendum - Final

relevant management accounts (“Installment Objection”), the Purchaser and the Seller Representative shall meet within 7 days of the Purchaser receiving the Installment Objection to resolve any dispute between them. If any dispute between the Purchaser and the Seller Representative is not resolved within a period of thirty (30) days after the end of the Installment Approval Period, the dispute will be referred to an Expert for determination, which shall be final and binding on the parties save in the absence of manifest error.

(d) In order to assist the parties in monitoring the Third and/or Fourth Instalment Payment the Purchaser and the MVI President shall use their reasonable endeavours to jointly prepare Management Accounts of the Relevant Business in respect of each quarter.

(e) Payment – Third Installment and Fourth Installment. Subject to the provisions of Section 2.02(h) of the Stock Purchase Agreement (“Holdback”) the Third Installment and the Fourth Installment shall be payable sixty (60) days after the later of: (i) the approval or deemed approval by the Sellers Representative or determination by the Expert of the relevant Installment Period accounts provided in accordance with Section 2.02 (c) after the end of each of the Third Installment Period (“Third Installment Payment Date”) and the Fourth Installment Period (“Fourth Installment Payment Date”). Notwithstanding the requirements of this provision, neither the Third Installment nor the Fourth Installment shall be payable until the Purchaser has received from the Sellers banking details.

(f) Apportionment of Third Installment and Fourth Installment. All amounts paid to the Sellers under this Addendum shall be apportioned between the Sellers on a pro-rata basis relative to each Sellers’ percentage ownership of Equity Interest prior to Closing as set out in the second column titled “New%” of Schedule 2 and shall only be payable upon receipt of each Seller’s banking details by the Purchaser.

(g) Holdback. The holdback granted in Section 2.02(h) of the Stock Purchase Agreement shall apply mutatis mutandis to the amended Third Installment and the extended Fourth Installment.

(h) Indemnities. The indemnities granted in Section 10 of the Stock Purchase Agreement shall apply mutatis mutandis to this Addendum having regard to the amendment to the definition of “Indemnified Period”.

(i) Except as provided for in Schedule 1, the provisions of Section 6.04 of the Stock Purchase Agreement shall apply (mutatis mutandis) to the end of the Fourth Instalment Period.

(j) The Seller’s Representative shall, for all purposes of this Addendum and the Stock Purchase Agreement be Surjit Kooner of Growth Fund LP

Section 3. Termination

3.01 Termination. This Addendum may be terminated, and the transactions contemplated hereby may be abandoned, by the Purchaser in the event that 100% of the Sellers have not executed this Addendum at any time after September 30, 2008.

3.02 Effect of Termination. If this Addendum is validly terminated pursuant to Section 3.01, this Addendum will forthwith become null and void, and there will be no liability or obligation on the part of any Seller or the Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that the provisions with respect to the Stock Purchase Agreement, expenses in Section 4.02, and confidentiality in Section 4.12 shall continue to apply following any such termination.

Addendum - Final

Section 4. Miscellaneous

4.01 Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and by fed ex, courier or fax to each party as follows:

If to the Sellers, to Mr. Surjit Kooner (the Sellers Representative)

At the address contained in the first paragraph of this Addendum

If to the Purchaser, to:

Ross Systems Inc

Two Concourse Parkway

Suite 800

Atlanta, Georgia 30328

Attn: Mr. James McDevitt

All such notices, requests, demands, consents, instructions or other communications shall be effective: (a) when sent by Federal Express or other overnight service of recognized standing, on the second business day following the deposit with such service; and (b) when faxed, upon confirmation of receipt regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

4.02 Expenses. Each of Sellers (and not the Company) shall pay for each of their costs and expenses relating to the negotiation and execution of this Addendum and the transactions contemplated hereby.

4.03 Waiver. Any term or condition of this Addendum may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Addendum, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Addendum on any future occasion.

4.04 Amendment. This Addendum may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

4.05 No Third Party Beneficiary. The terms and provisions of this Addendum are intended solely for the benefit of each party hereto and their respective successors or permitted assigns.

4.06 Assignment; Binding Effect. Subject always to the subsequent sentence, neither this Addendum nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except for assignments and transfers by operation of Law. At any time after the Third Installment Period, the Purchaser may assign any or all of its rights, interests and obligations hereunder provided that, each such assignee agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Subject to the preceding sentence, this Addendum is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

4.07 Invalid Provisions. If any provision of this Addendum is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Addendum will not be materially and adversely affected thereby: (a) such provision will be fully severable; (b) the remaining provisions of this Addendum will remain in full force and effect and will

Addendum - Final

not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (c) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Addendum a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

4.08 Governing Law. This Addendum shall be governed by and construed in accordance with the laws of the United Kingdom without giving effect to the conflicts of laws principles thereof.

4.9 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Addendum or the transactions contemplated hereby shall be brought against any of the parties in the courts of England and Wales and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein.

4.10 Counterparts. This Addendum may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

4.11 Confidentiality. The confidentiality provisions contained in Section 12.12 of the Stock Purchase Agreement shall apply to this Addendum.

Addendum - Final

IN WITNESS WHEREOF, this Addendum has been duly executed and delivered by the duly authorized officer of each party hereto, and shall be effective as of the date first above written

ROSS SYSTEMS INC

By:	/s/ John Clough
Name:	C. J. Clough
Title:	Authorised Officer

ADVANTAGE GROWTH FUND acting by its General Partner
Advantage Growth Fund (General Partner) Limited

By:	/s/ R. Wood
Name:	Roger Wood
Title:	Director of Advantage Growth Fund (General Partner) Limited

By:	/s/ Anthony Stott
Name:	Tony Stott
Title:	Director of Advantage Growth Fund (General Partner) Limited

/s/ John Caines
JOHN CAINES

/s/ Siobahn Sutcliffe
SIOBHAN SUTCLIFFE

/s/ Mark Sutcliffe
MARK SUTCLIFFE

/s/ Mark Sutcliffe
ROBERT ARCHER

/s/ Mark Sutcliffe
ROBIN WIGHT

/s/ Mark Sutcliffe
STEVEN MASSEY

Addendum - Final

/s/ Mark Sutcliffe
ALISTAIR NORMAN

/s/ Mark Sutcliffe
RICHARD TESTER

/s/ Mark Sutcliffe
ROY THOMAS

/s/ Mark Sutcliffe
JOHN CLEMENT

/s/ Mark Sutcliffe
RICHARD CRAIG

/s/ Mark Sutcliffe
PHIL HIGNETT

/s/ Mark Sutcliffe
COLIN DOWNES

/s/ Mark Sutcliffe
DAN SAUNDERS

/s/ Mark Sutcliffe
ROBIN WEST

/s/ Mark Sutcliffe
JAMES WOOD

/s/ Mark Sutcliffe
JAMES CUTTER

/s/ Mark Sutcliffe
ANDY NEILSON

/s/ Mark Sutcliffe
SARAH WESTON

/s/ Mark Sutcliffe
DI JUDD